Exhibit E

Walter Dellinger

O’Melveny & Myers LLP

1625 Eye Street, NW

Washington, DC 20006

Telephone

(202) 383-5319

Facsimile

(202) 383-5414

wdellinger@omm.com

Walter Dellinger is head of the appellate practice at O’Melveny & Myers LLP and is the Douglas B. Maggs Professor of Law at Duke University. He served as acting Solicitor General for the 1996-97 Term of the Supreme Court. Dellinger argued nine cases before the Court, the most by any Solicitor General in more than 20 years. His arguments included cases dealing with physician-assisted suicide, the line item veto, the cable television act, the Brady Act, the Religious Freedom Restoration Act and the constitutionality of remedial services for parochial school children.

After serving in early 1993 in the White House as an advisor to the President on constitutional issues, Dellinger was nominated by the President to be Assistant Attorney General and head of the Office of Legal Counsel and was confirmed by the Senate in October 1993. During his three years as Assistant Attorney General, he served as the Department’s principal legal advisor to the Attorney General and the President. As head of the Office of Legal Counsel, Dellinger issued opinions on a wide variety of issues, including: the President’s authority to deploy United States forces in Haiti and Bosnia; whether the President may decline to enforce statutes he believes are unconstitutional; affirmative action; religious activity in public schools; whether the Uruguay round GATT Agreements required treaty ratification; and a major review of separation of powers questions. He provided extensive legal advice on questions arising out of the shutdown of the federal government, on national debt ceiling issues, and on loan guarantees for Mexico.

Professor Dellinger has published articles on constitutional issues for scholarly journals including the Harvard Law Review, the Yale Law Journal, and the Duke Law Journal, and has written articles for the New York Times, the Washington Post, Newsweek, the New Republic and the London Times . He has testified more than twenty-five times before committees of the Congress, including the Senate Budget Committee, the Senate Appropriations Committee, the Senate Judiciary Committee, the Senate Committee on Labor and Human Resources, and the House Judiciary Committee.

He spent 1988-89 as a Fellow at the National Humanities Center. He has given endowed lectures at a number of American universities and has lectured at Leiden, Utrecht, and Tilburg Universities in the Netherlands; the University of Florence and the University of Siena in Italy; the University of Copenhagen in Denmark; Nuremberg University in Germany; the National University of Mexico; the Catholic University in Leuven, Belgium; and at conferences in Rio de Janeiro and Rome. He has addressed the Judicial Conference of the United States and the Conferences of the DC Circuit, the Fifth Circuit, the Second Circuit and the Fourth Circuit, the American Bar Association, the American Academy of Trial Lawyers, the Association of American Law Schools, the Organization of American Historians, the American Political Science Association, the Modern Language Association, the Federalist Society, the United States Supreme Court law clerks and other groups. He has been a member of the Board of Editors of The American Prospect and a member of the Executive Committee of the Yale Law School Association.

Before joining the government, he briefed and argued cases for a variety of clients, including large corporations, a large state, hospital associations and members of Congress on issues ranging from the right of hospitals to sue state officials for reimbursement, to a state’s taxation of oil revenues, to limits on punitive damages and other mass tort issues.

Education

Yale University, J.D.: Editor, Yale Law Journal

University of North Carolina, B.A.: with honors; John J. Parker Medal for Leadership; Frank Porter Graham Award as Outstanding Senior

Professional Activities

Law Clerk, Honorable Hugo L. Black, U.S. Supreme Court, 1968-1969

Admitted, Washington, D.C.

Member, Board of Editors, The American Prospect ; Executive Committee of the Yale Law School Association

Douglas B. Maggs Professor, School of Law at Duke University

Fellow, National Humanities Center, 1988-89